Exhibit 99.1

RCI Sets New Record for Total Quarterly Club and Restaurant Sales of $56.7M in 3Q21

HOUSTON—July 8, 2021—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today reported sales for its Nightclubs and Bombshells restaurants for the fiscal 2021 third quarter ended June 30, 2021. Results reflected a continued rebound from the COVID-19 pandemic.

3Q21 vs. 3Q20

●  Total club and restaurant sales: $56.7 million compared to $14.3 million (+296.0%)

●  Nightclubs total sales: $40.6 million compared to $5.8 million (+602.1%)

●  Bombshells total sales: $16.1 million compared to $8.5 million (+88.4%)

●  There are no same-store sales comparisons for the quarter because no locations were open enough days in 3Q20 to qualify

3Q21 vs. 3Q19

* For illustrative purposes, the following compares data for 3Q21 to 3Q19 to provide a better understanding of sales trends over the last two years given the significant impact of the pandemic on 3Q20.

●  Total club and restaurant sales: $56.7 million compared to $46.2 million (+22.6%)

●  Total club and restaurant same-store sales*: $53.0 million compared to $45.2 million (+17.2%)

●  Nightclubs total sales: $40.6 million compared to $37.5 million (+8.4%) on 36 units vs. 38

●  Nightclubs same-store sales*: $40.6 million compared to $36.5 million (+11.3%)

●  Bombshells total sales: $16.1 million compared to $8.8 million (+83.6%) on 10 units vs. 8

●  Bombshells same-store sales*: $12.4 million compared to $8.8 million (+41.6%)

CEO Comment

Eric Langan, President and CEO, said, “We are very pleased to set a new record for total quarterly club and restaurant sales of $56.7 million in the June quarter, reflecting new quarterly sales records for both our Nightclubs segment with $40.6 million and our Bombshells segment with $16.1 million.

“In May, RCI recorded the highest monthly club and restaurant sales in company history, followed by June and then March. Total club and restaurant same-store sales for 3Q21 versus 3Q19 increased 17.2%. We believe this comparison provides a better understanding of sales trends given the significant impact of the pandemic on 3Q20.

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“We believe the continued sequential quarterly improvement in total club and restaurant sales reflects the elimination of all restrictive curfews and occupancy restrictions on our northern clubs by the beginning of June and the ongoing return of our loyal customer base, all of which are generally benefitting from increased vaccinations.

“Approximately 43% of the sequential quarterly improvement in clubs came from our northern locations, about 30% from our clubs in Texas, and approximately 27% from our locations in Florida and other areas. All Bombshells locations generated double-digit percentage sequential quarterly sales increases.

“We greatly appreciate the loyalty of our customers. Special thanks to our team members for making everything possible. We urge all customers to get their vaccines so we can remain open to serve you and keep our team members working.”

RCI expects to report 3Q21 financial results by August 9th.

Notes

●	Sales do not include non-core operations and are preliminary and subject to final closing.
●	Unit counts are at period end.
●	All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2020, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media and Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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